Exhibit 10.4.1

KEY EMPLOYEES RETIREE HEALTH PLAN

This notice summarizes the recent changes that have been made to the Pacific Capital Bancorp Retiree Health Plan for Key Employees (“Plan”). Please keep this summary of plan changes with your copy of the Summary Plan Description. This new information reflects changes that have been made since January 1, 2010. Unless specified otherwise, the changes are effective as of March 1, 2010.

1) Termination of medical and prescription coverage for retirees who are eligible for Medicare as of February 28, 2010.

Retirees who are eligible for Medicare as of February 28, 2010 (which means that, as of February 28, 2010, the retiree is age 65 or older, has end-stage renal disease or is disabled) and their spouses (“spouse” includes domestic partners), if applicable, will no longer be eligible for medical or prescription drug coverage under the Plan as of March 1, 2010. The last day of coverage for such retiree and his/her spouse is February 28, 2010.

2) Change in Eligibility and Cost-Sharing Requirements for Medical and Prescription Drug Coverage.

Effective as of March 1, 2010, the following persons are eligible for medical and prescription drug coverage under the Plan:

•	Retirees who are currently covered under the Plan and who are not eligible for Medicare; and

•

Employees who satisfy all of the following requirements: (1) meet the eligibility requirements for participation in the Plan; (2) are not yet eligible for Medicare as of the date of their retirement from Pacific Capital Bancorp; and (3) retire from service from Pacific Capital Bancorp on or before September 30, 2010.

•

Briefly, the Plan requires, as of the date of retirement, (a) attainment of age 55; (b) service for PCB for at least 8 years; and (c) the sum of the employee’s/retiree’s years of service with PCB or its affiliates and age must equal at least 75.

Eligible retirees and employees must properly enroll in the Plan. Currently covered retirees must enroll by February 12, 2010. Eligible employees must enroll upon retirement. The spouse or domestic partner of an eligible retiree or employee may also be covered under the Plan, provided he or she is timely enrolled in the Plan. (Note: A spouse or domestic partner may be added during open enrollment or following a qualified status change).

Medical and prescription drug coverage under the Plan shall terminate upon Medicare eligibility due to age (i.e., attainment of age 65), disability or end stage renal disease.

summary of material modification 2010 key retirees

Coverage for a spouse or domestic terminate shall terminate upon the earliest to occur of the following: (1) the date the retiree ceases to be covered; (2) the date the spouse or domestic partner becomes eligible for Medicare; or (3) the date he or she ceases to a spouse or domestic partner. You and/or your spouse or domestic partner are required to immediately notify the Plan if you become eligible for Medicare because of disability or end-stage renal disease. [Note: All coverage and benefits are subject to the terms of the plan document, summary plan description, and any insurance policies, contracts and Evidences of Coverage.]

Cost-Sharing. Eligible individuals must pay 50% of the cost of medical and prescription drug coverage for themselves and their spouse or domestic partner (if applicable). The 50% cost sharing arrangement is effective beginning March 1, 2010. If payment is not timely made, coverage will be terminated. Note: Payments for coverage are handled through monthly ACH withdrawal as currently practiced.

3) Access to PPO Dental and Vision Coverage. Dental and vision coverage under the Plan’s PPO option are available to retirees who are covered under the Plan as of February 28, 2010 and to employees who would be eligible for medical and prescription drug coverage under the Plan but for their Medicare-eligibility. Eligible individuals must properly elect and pay 100% of the cost of such coverage for themselves and their spouse or domestic partner. Coverage under the Anthem DentalNet option will no longer be available to retirees age 65 or older (and their dependents) as of March 1, 2010. For information regarding enrollment, contact Pacific Capital Bancorp, HR Benefits, MC 98-10 1 S. Los Carneros Rd., Goleta, CA 93117. Payments for coverage are handled through monthly ACH withdrawal as currently practiced.

4) Termination of coverage for surviving spouses.

Medical, prescription drug, dental and vision coverage under the Plan for all surviving spouses will cease to be available as of March 1, 2010.

5) Termination of non-spouse dependent coverage.

Coverage for non-spouse/domestic partner dependents will cease to be available as of March 1, 2010.

If you have any questions regarding this notice, contact Pacific Capital Bancorp, HR Benefits, MC 98-10 1, S. Los Carneros Rd., Goleta, CA 93117

Pacific Capital Bancorp continues to reserve the right to amend and/or terminate the Plan at any time. In accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), this document serves as a “summary of material modifications (“SMM”) to the Pacific Capital Bancorp retiree health plans. In the event of any conflict between this document and any other written or oral statement regarding these Plan amendments, this document shall control.

summary of material modification 2010 key retirees	2